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                                 EXHIBIT 8.2.2.


MORGAN BEAUMONT, INC. ANNOUNCES ROD BRAIDO RESIGNS FROM BOARD OF DIRECTORS. THEODORE MISIEWICZ, CFO, JOINS BOARD
Thursday March 3, 2005 11:58 AM US Eastern Timezone

SARASOTA, Fla. - (BUSINESS WIRE) - March 3, 2005 - Morgan Beaumont, Inc., (OTCBB:MBEU - News) a premier technology solution provider to the Stored Value and Debit Card market as well as an issuer of signature-based VISA, MasterCard hologram cards and Debit Card Solutions announced today that Rod Braido, VP of Western Region Operations, has resigned from the Board of Directors. Theodore Misiewicz, CFO, is taking his position on the Board.

Mr. Braido will continue to serve as the VP of Western Region Operations.

Cliff Wildes, CEO, stated, "Rod has been an Officer and Director of Morgan Beaumont since 2001 and we are grateful for his contributions, service and leadership over the years for the company. Rod has served in the past as the company's CEO. He is now aggressively building our Western Operations of the company by hiring additional sales and support personnel."

Wildes went on to say, "Rod has been and is a team player always looking out for the best interests of the company and his stepping down from the Board was based solely on the company's need and desire to make room for Ted Misiewicz, our new CFO, to take his spot on the Board at this time."

The company also announced two new managers. Butch James joins as Director of Sales, where he will develop Agent/Independent Sales Organization relationships and direct sales. Michael Kennedy joins as Director of Sales Southwest Region, where he will develop corporate accounts, with a specific focus on payroll card programs.

Erik Jensen, President, stated, "Butch and Mike bring significant sales experience to Morgan Beaumont. Butch is a 20-year veteran in sales. Michael has significant experience as a sales executive, as well as in CEO and other executive roles. We are delighted that both have joined Morgan Beaumont, as they will help us continue to build our revenues and client base."

Morgan Beaumont, Inc. (OTCBB:MBEU - News) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor
(TPP). The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:


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Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

Contact:
Morgan Beaumont Inc., Sarasota
Erik Jensen, 941-753-2875, Ext. 2007


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